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                                                                   Exhibit 10.54

(BIOGEN LOGO)

INTEROFFICE MEMORANDUM

DATE:    August 28, 2002

TO:      Craig Eric Schneier, Ph.D.

cc:      James C. Mullen
         Peter N. Kellogg
         Personnel File

FROM:    Frank A. Burke, Jr.

SUBJECT: Reimbursement for Mortgage Interest

This memorandum will serve to evidence the agreement of Biogen to pay to you an amount sufficient to reimburse you for the additional interest expense you will incur as a result of the inability of Biogen to fund a mortgage loan to you.

When you accepted employment with Biogen, the company committed to lending you $250,000 for up to five years without interest - to assist you in the acquisition of a new residence in Massachusetts. The loan was to be secured by a mortgage on the new residence. A copy of the proposed promissory note is attached to this memorandum as Exhibit A. Subsequent to when Biogen committed to making the loan, but prior to funding it, a federal law was enacted barring a publicly traded company from lending funds to its executive officers. Biogen is a publicly traded company and you are an executive officer of Biogen; therefore, Biogen cannot lend you funds as previously committed to you.

To afford you the economic value of the now proscribed loan, Biogen and you have agreed to pay to you an amount equivalent to the additional interest expense you will incur financing the acquisition of your new residence in Massachusetts in the absence of the loan from Biogen. Based on the difference between terms of the proposed promissory note and your actual financing, your mortgage lender, Chase Mortgage, has calculated that you will pay $1,323.00 in additional interest each month (see worksheet attached to this memorandum as Exhibit B). Biogen will pay to you this amount each month beginning August 15, 2002. Reimbursement of the additional interest expense by Biogen will cease at such time as you would have been obligated to repay in full the loan in accordance with the terms of the proposed promissory note.

Biogen's reimbursement of the additional interest expense will constitute income paid to you and will be subject to federal and state income and welfare taxes. You will be responsible for the payment of all such taxes. If you refinance the bank loan used to acquire your new residence in Massachusetts and, therefore, your actual interest expense per month is reduced, Biogen's payments to you will be equitably reduced.

/bk
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